Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 30, 2015 (this “Supplemental Indenture”), by and between IPALCO Enterprises, Inc., an Indiana corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), to the Indenture, dated April 15, 2008, by and among the Company and the Trustee, pursuant to which the Company has $400 million aggregate principal amount of 7.25% Senior Secured Notes due 2016 (the “Notes”) outstanding (the “Indenture”).

W I T N E S S E T H:

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with certain exceptions, amend the Indenture with respect to the Notes and the Notes with the written consent of the Holders of a majority in principal amount of the outstanding Notes;

WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement, dated June 16, 2015 (the “Offer to Purchase”), and accompanying consent and letter of transmittal to the Holders of the Notes in connection with certain proposed amendments to the Indenture with respect to the Notes as described in the Offer to Purchase (the “Proposed Amendments”);

WHEREAS, the Holders of at least a majority in principal amount of the Notes currently outstanding have duly consented to the Proposed Amendments , and the Company has provided to the Trustee evidence of the written consent of such Holders (the “Consents”), and in accordance with Sections 9.04 and Section 10.04 of the Indenture, has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that the execution of this Supplemental Indenture is permitted by the Indenture and that all conditions precedent to its execution have been complied with, and that the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture, and pursuant to Section 9.02 of the Indenture, the Company desires to execute and deliver this Supplemental Indenture, and has requested and hereby directs that the Trustee join with it in the execution and delivery of this Supplemental Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by all necessary corporate action on the part of the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree, for the benefit of each other and for equal and ratable benefit of the Holders of the Notes, as follows:

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Article 1
AMENDMENTS

Section 1.01. Amendments to the Indenture and Notes.

(a) The reference to “upon not less than 30 nor more than 60 days notice” in Section 3.01(a) of the Indenture is hereby deleted and replaced with “upon not less than three Business Days’ notice”.

(b) Section 3.02(a) of the Indenture is hereby deleted and replaced with the following:

“If the Company elects to redeem any Notes, it must notify the Trustee of the redemption date and the principal amount of Notes to be redeemed by delivering an Officers’ Certificate on the date the notice of redemption is to be given to holders of Notes. If fewer than all of the Notes are being redeemed, the Officers’ Certificate must also specify a record date not less than three days after the date of the notice of redemption is given to the Trustee, and, subject to applicable DTC procedures with respect to Global Notes, the Trustee will select the Notes to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems appropriate, in denominations of $1,000 principal amount and multiples thereof. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. Notice of redemption must be sent by the Company or, at the Company’s request in an Officers’ Certificate requesting that the Trustee give such notice together with the notice, by the Trustee in the name and at the expense of the Company, to Holders whose Notes are to be redeemed on the date the notice of redemption is to be given to holders of Notes.”

(c) The following Sections of the Indenture, and any corresponding provisions in the Notes, are hereby deleted in their entirety and replaced with “Intentionally Omitted.”:

Section 4.03	Limitations on Liens
Section 4.07	Repurchase of Notes Upon a Change of Control
Section 5.01	Limitations on Merger, Consolidation, Sale, Lease or Conveyance

(d) Section 4.05 of the Indenture is hereby deleted and replaced with “The Company shall comply with Section 314(a)(4) of the TIA.”

(e) Section 4.06 of the Indenture is hereby deleted and replaced with “The Company shall comply with Section 314(a)(1) of the TIA.”

(f) Clauses (iii) and (iv) of Section 6.01 of the Indenture are hereby deleted and replaced with “Intentionally Omitted.”

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(g) Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to this Section 1.01, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to paragraphs, Sections, Articles or other terms or provisions of the Indenture that are deleted pursuant to this Section 1.01 or that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

Article 2
MISCELLANEOUS

Section 2.01. Effect of Supplemental Indenture. From and after the Amendment Operative Date (as defined below), the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.02. Indenture Remains in Full Force and Effect. Except as amended and supplemented by this Supplemental Indenture, all provisions in the Indenture shall remain in full force and effect.

Section 2.03. References to Supplemental Indenture. Any and all notices, requests, certificates and other instruments executed and delivered after the Amendment Operative Date may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

Section 2.04. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.05. Separability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.06. Terms Defined in the Indenture. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.07. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of the Indenture and in no way modify or restrict any of the terms and provisions of this Supplemental Indenture.

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Section 2.08. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.09. Successors. All agreements of the Company in this Supplemental Indenture will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

Section 2.10. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture. The Trustee makes no representations and shall not be responsible in any manner whatsoever for the Offer to Purchase, the recitals as to which are made solely by the Company and the Trustee assumes no responsibility for the same.

Section 2.11. Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Company hereby confirms to the Trustee that this Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Accounting Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice of such modification from the Company.

Section 2.12. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.13. Duplicate Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.14. Effectiveness. This Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto. As

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used herein, the “Amendment Operative Date”, which is the date that the Proposed Amendments shall be operative, shall mean the date and time that the Company accepts the validly tendered Notes for purchase pursuant to, and subject to the conditions set forth in, the Offer to Purchase. If, after the date hereof, either the Offer to Purchase is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer to Purchase are not made as required by the Offer to Purchase, the Proposed Amendments shall have no effect and the Indenture shall be deemed to be amended so that it reads the same as it did immediately prior to the date hereof. The Company shall provide prompt written notice to the Trustee if it accepts the Notes for purchase and remits payment pursuant to the Offer to Purchase, or if the Offer to Purchase is terminated or withdrawn or all payments in respect of the Notes accepted for payment pursuant to the Offer to Purchase are not made. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee for cancellation pursuant to Section 2.07 of the Indenture, and the Trustee is hereby authorized and directed to cancel such Notes upon receipt.

Section 2.15. Further Instruments and Acts. Upon request of the Company, the Trustee will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Supplemental Indenture.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

IPALCO ENTERPRISES, INC
By:	/s/ Craig L. Jackson
Name: Craig L. Jackson
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President